EXHIBIT 23.1

Grant Thornton LLP
1717 Main Street, Suite 1500
Dallas, Texas 75201

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 14, 2008, with respect to the consolidated financial statements and internal control over financial reporting of Frozen Food Express Industries, Inc. appearing in the 2008 Annual Report of Frozen Food Express Industries, Inc. to its shareholders on Form 10-K for the year ended December 31, 2007, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

Dallas, Texas
November 14, 2008